Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

August 27, 2007	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. ANNOUNCES NEW CEO AND ADDITIONAL DIRECTORS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced the appointment of Linda McFarland Farthing as president and chief executive officer of the Company, following the resignation of Michael D. Fisher, who has held that position since 2003.

“We appreciate Mike’s service to our Company over the last 14 years, and in particular, his leadership during the last four years,” said Jay Stein, chairman of the board of Stein Mart.

Mr. Stein went on to say, “The entire Board is pleased to name Linda M. Farthing as the Company’s president and chief executive officer. We are fortunate to have someone of Linda’s caliber with our organization and believe she is an ideal choice for this position.”

Ms. Farthing has been a member of the Stein Mart board of directors since 1999 and chair of the Company’s audit committee since 2003. She has an extensive retail leadership background, most notably as president, chief operating officer and director of The Cato Corporation from 1990 – 1997 and president, chief operating officer and director of Friedman’s, Inc. in 1998. Prior to those roles, she was senior vice president and general merchandising manager for the J.B. Ivey Company, a Charlotte, NC- based regional department store chain, for 11 years.

“I am excited about the opportunity to help Stein Mart reach its full potential,” commented Ms. Farthing. “This Company has a strong and profitable history, and a tremendous franchise of loyal customers. I look forward to a successful new chapter in that history, built on the Company’s demonstrated commitment to provide great fashions at compelling prices, in a way that creates value for customers, associates and shareholders.”

Mr. Fisher’s resignation is effective immediately. Ms. Farthing will assume her new duties on or about September 24, 2007.

New Directors Appointed

The Board also announced the election of two new members to the board of directors:

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Ralph Alexander, who recently served as chief executive officer of Innovene, the olefins and derivatives subsidiary of BP, Plc; prior to that, he held the position of group vice president in BP’s exploration and production segment. Mr. Alexander will serve on Stein Mart’s audit committee and its compensation committee.

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Susan Falk, who currently holds the position of group president, womenswear, at Hartmarx Corporation. Prior to that, she was president of Avenue Retail. Ms. Falk will serve on Stein Mart’s audit committee.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to designer brand-name apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>> Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	on-going competition from other retailers

•	changes in consumer spending due to current events and/or general economic conditions

•	the effectiveness of advertising, marketing and promotional strategies

•	unanticipated weather conditions and unseasonable weather

•	changing preferences in apparel

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-G

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com